Exhibit 99.1

Synalloy Appoints David Kuzy as Executive Vice President of Synalloy Chemicals
- Chemicals Industry Executive Brings 30+ Years of Experience in Implementing Strategic Growth Initiatives and Employee-Focused Cultural Transformations -

Richmond, Virginia, May 17, 2021 – Synalloy Corporation (Nasdaq: SYNL) (“Synalloy” or the “Company”), an industrials company focused on the production and distribution of piping, tubing and specialty chemicals, has appointed David Kuzy as executive vice president to lead the Company’s chemicals segment, effective today. With this appointment, all of Synalloy’s chemicals subsidiaries will report directly to Kuzy.

Synalloy will benefit from Kuzy’s 30 years of experience in the chemicals industry as a leader driving profitable growth through new business development, productivity improvements and cultural transformation. Most recently, Dave was the CEO and President at the Carus Group, a privately held environmental company that manufactures specialty chemicals to remove pollutants from water, air and soil. While at the Carus Group, he spearheaded a strategic growth plan that included revitalizing sales and marketing, implementing a commercial development and organic growth process, and building a leadership team that consistently grew revenue and EBITDA.

Prior to the Carus Group, Kuzy led several reporting units as a vice president at Albemarle Corporation, a multi-national specialty chemical manufacturer serving 100 countries. During his tenure, he had direct oversight of both product and regional business units, with a focus on sales, operational and R&D initiatives, as well as employee development and manufacturing excellence. Kuzy also served in various management positions at BASF, the world’s second largest chemical company, where he led multiple sales and product management teams.

“Dave is a seasoned executive in the chemicals industry who is going to play an integral role in our journey to achieve consistent, long-term profitable growth,” said Chris Hutter, interim president and CEO of Synalloy. “Dave brings executive-level experience from some of the most impressive companies in the industry, but beyond that, he is a nimble leader that believes in the importance of building a team culture focused on safety, process and accountability. Dave has a proven track-record of success that we believe will translate into improving our customer-facing business processes and product development pipeline, while providing additional support to our high-performance teams. We are confident in Dave’s ability to build on our strategic assets, delivering value to our customers and accelerating growth.”

Commenting on his appointment, Kuzy stated: “I am thrilled to be joining Synalloy during this transformative phase. The specialty chemicals business brings unique capabilities and scale to support current and new customers globally. I look forward to driving commercial and operational process improvements that will help Synalloy Chemicals to realize its full potential.”

Kuzy holds a Master of Business Administration with an emphasis in finance from the University of Akron and a Bachelor of Science in chemical and petroleum engineering from the University of Pittsburgh. He has also completed graduate coursework from the Thunderbird School of Global Management, the University of Chicago Booth School of Business, and the Wharton School of the University of Pennsylvania.

Exhibit 99.1
As a material inducement to accept the Company’s offer of employment in accordance with Nasdaq Listing Rule 5635(c)(4), Kuzy was granted 10,324 shares of the Company’s common stock, subject to one-half of the shares vesting on the third anniversary of the grant date and the other one-half of the shares vesting when the 30-day volume weighted average price of the Company’s stock reaches $16.00 per share.

About Synalloy Corporation
Synalloy Corporation (Nasdaq: SYNL) is a company that engages in a number of diverse business activities including the production of stainless steel and galvanized pipe and tube, the master distribution of seamless carbon pipe and tube, and the production of specialty chemicals. For more information about Synalloy Corporation, please visit its web site at www.synalloy.com.

Forward-Looking Statements
This press release includes and incorporates by reference "forward-looking statements" within the meaning of the federal securities laws. All statements that are not historical facts are forward-looking statements. The words "estimate," "project," "intend," "expect," "believe," "should," "anticipate," "hope," "optimistic," "plan," "outlook," "should," "could," "may" and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions, including risks relating to the impact and spread of and the government’s response to COVID-19; inability to weather an economic downturn; a prolonged decrease in nickel and oil prices; the impact of competitive products and pricing; product demand and acceptance risks; raw material and other increased costs; raw materials availability; financial stability of the Company’s customers; customer delays or difficulties in the production of products; loss of consumer or investor confidence; employee relations; ability to maintain workforce by hiring trained employees; labor efficiencies; risks associated with mergers, acquisitions, dispositions and other expansion activities; environmental issues; negative or unexpected results from tax law changes; inability to comply with covenants and ratios required by the Company’s debt financing arrangements; and other risks detailed from time-to-time in Synalloy Corporation's Securities and Exchange Commission filings. Synalloy Corporation assumes no obligation to update any forward-looking information included in this release.

Company Contact
Sally Cunningham
Senior Vice President & Chief Financial Officer
1-804-822-3260

Investor Relations
Cody Slach and Cody Cree
Gateway Investor Relations
1-949-574-3860
SYNL@gatewayir.com
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